IMPROVED COMMERCIAL PROPERTY EARNEST MONEY CONTRACT

1. **PARTIES**: **CAMDEN OPERATING, L.P.**, a Delaware limited partnership ("Seller") agrees to sell and convey to **LIGHTSTONE VALUE PLUS REIT, L.P.**, a Delaware limited partnership ("Buyer"), and Buyer agrees to buy from Seller, the hereinafter defined property for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth.

2. **PROPERTY**: The term "Property" shall mean, collectively, the Isles Project, Timber Creek Project, Eastchase Project, Wendover Project and Glen Project, each of which is hereinafter defined as follows:

   A. The "Florida Property" (herein so called) is that property situated in Hillsborough County, Florida as more particularly described as "Isles Project" on Exhibit "A" attached hereto and incorporated herein by reference.

   B. The "Charlotte Property" (herein so called) is that property situated in Mecklenburg County, North Carolina as more particularly described in two parcels as "Parcel 1 – Timber Creek" and "Parcel 2 – Eastchase" on Exhibit "A" attached hereto and incorporated herein by reference.

   C. The "Greensboro Property" (herein so called) is that property situated in Guilford County, North Carolina as more particularly described in two parcels as "Parcel 1 – Wendover" and "Parcel 2 – Glen" on Exhibit "A" attached hereto and incorporated herein by reference.

   D. The "Personal Property" consists of all buildings, improvements, fixtures, equipment (but excluding all computer equipment, computer networking equipment, facsimile machines, photocopiers, project signage bearing any name, logo or trademark of Seller or any of its affiliates, golf carts and other motorized vehicles), furniture and all other property of every kind and character owned by Seller located on, attached to, or used in connection with the Florida Property, the Charlotte Property and the Greensboro Property (the Charlotte Property and the Greensboro Property being herein collectively called the "North Carolina Property"); all privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way; Seller's interest in and to all leases granting a possessory interest in the Florida Property and the North Carolina Property (the "Tenant Leases"); Seller's interest in and to those service contracts described on Exhibit "G" attached hereto and incorporated herein by reference (the "Service Contracts"); Seller's interest, if any, in and to all transferable licenses and permits with respect to the Florida Property and North Carolina Property; Seller's interest, if any, in any and all warranties, guaranties and bonds relating to the Property or any part thereof; Seller's interest, if any, in any and all site plans, surveys, architectural drawings, plans and specifications, promotional material relating to the Florida Property and the North Carolina Property; and Seller's interest, if any, in the names "Isles," "Timber Creek," "Eastchase," "Wendover," and "Glen," but excluding the name "Camden", or any derivation thereof, and all names, logos and trademarks owned by Seller or any of its affiliates.

   E. The Florida Property, together with the Personal Property pertaining to the Florida Property, is herein called the "Isles Project."

F. Parcel 1 of the Charlotte Property, together with the Personal Property pertaining to Parcel 1 of the Charlotte Property, is herein called the "Timber Creek Project."

G. Parcel 2 of the Charlotte Property, together with the Personal Property pertaining to Parcel 2 of the Charlotte Property, is herein called the "Eastchase Project."

H. Parcel 1 of the Greensboro Property, together with the Personal Property pertaining to Parcel 1 of the Greensboro Property, is herein called the "Wendover Project."

I. Parcel 2 of the Greensboro Property, together with the Personal Property pertaining to Parcel 2 of the Greensboro Property, is herein called the "Glen Project."

J. The Isles Project, Timber Creek Project, Eastchase Project, Wendover Project and Glen Project are sometimes herein called, individually, a "Project" and collectively the "Projects."

Notwithstanding that the Property consists of five (5) discrete Projects, Buyer shall not be permitted to purchase less than all five (5) of the Projects except under the limited circumstances set forth in Sections 20 and 21 of this Contract.

3. **CONTRACT SALES PRICE**: Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, the sum of NINETY-SEVEN MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($97,350,000.00) (the "Sales Price") which shall be due and payable in cash or immediately available funds at Closing. The Sales Price shall not be based upon the number of acres/square feet comprising the property as determined by the Survey.

4. **EARNEST MONEY AND DEFAULT**:

A. As a condition precedent to the validity of this Contract, within three (3) days following the execution of this Contract by Seller, Buyer shall be required to deposit Two Million and No/100 Dollars ($2,000,000.00) (the "Required Deposit") with Madison Mahwah Title, LP ("Escrow Agent"). Upon receipt of the Required Deposit Escrow Agent shall immediately disburse Five Hundred Thousand and No/100 Dollars ($500,000.00) to Seller as Independent Contract Consideration (herein so called). Buyer acknowledges and agrees that the Independent Contract Consideration has been paid to Seller in consideration of Seller's agreement to grant Buyer the exclusive right to purchase the entirety of the Property and that but for the agreement of Buyer to pay the Independent Contract Consideration Seller would not have been willing to agree to sell the entirety of the Property to Buyer. Buyer acknowledges and agrees that the Independent Contract Consideration shall not be refundable to Buyer under any circumstances other than those instances where the provisions of this Contract specifically provide that the Independent Contract Consideration will be repaid by Seller to Buyer. The balance of the Required Deposit, after payment to Seller of the Independent Contract Consideration, which balance will be One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) shall be deposited by Escrow Agent as Earnest Money (herein so called) in an interest-bearing account in a federally insured bank. At the closing, the Earnest Money and the Independent Contract Consideration shall be applied to the Sales Price. In the event the transaction contemplated by this Contract is not closed, then Escrow Agent shall disburse the Earnest Money in the manner provided for elsewhere herein. All interest accrued on the Earnest Money shall become part of the Earnest Money.

B. Escrow Agent agrees to perform its duties as required in this Contract. In the event Escrow Agent is in doubt as to its duties or liabilities under the provisions of this Contract, Escrow Agent may, in its sole discretion, continue to hold the Earnest Money, together with interest accrued thereon, which has been delivered to it until the parties mutually agree as to the distribution thereof or until a judgment of a court of competent jurisdiction determines the rights of the parties thereto; alternatively, Escrow Agent may deposit the Earnest Money, together with all interest accrued thereon, then being held pursuant to the terms of this Contract with a court of competent subject matter jurisdiction located in Mecklenburg County, North Carolina, and upon notifying all parties concerned of such action, Escrow Agent will have no liability by reason of its acting as an escrow agent hereunder, except to the extent of accounting for any Earnest Money and interest accrued thereon previously delivered out of escrow. In the event of any suit between Seller and Buyer in which Escrow Agent is made a party by virtue of its acting as an escrow agent hereunder, or in the event of any suit in which the deposits with the court any Earnest Money and interest accrued thereon being held pursuant to the terms of this Contract in any interpleader action, Escrow Agent will be entitled to recover its costs in connection with such suit, including reasonable attorneys' fees in all trial and appellate court proceedings, which shall be payable by the party deemed liable by the applicable court proceeding. Except for any liability resulting from Escrow Agent's gross negligence or willful misconduct, Escrow Agent will have no liability by reason of its acting as an escrow agent and mere stakeholder hereunder.

C. Seller and Buyer agree to the provisions of this paragraph specifically required by Escrow Agent. Buyer and Seller understand that Escrow Agent has made no representations whatsoever regarding Federal Deposit Insurance Corporation ("FDIC") insurance for the Earnest Money, that the FDIC coverages apply only to a cumulative maximum amount of $100,000.00 for each individual depositor for all of such depositor's accounts at the same or related institutions, and that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance. Further, Seller and Buyer understand that Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of the Earnest Money in the account established by Escrow Agent hereunder may cause the aggregate amount of any individual depositor's account to exceed $100,000.00 and that the excess amount is not insured by the FDIC or that FDIC insurance is not available on certain types of bank instruments. In addition, Escrow Agent shall have no liability for any loss, damage, costs or attorneys' fees resulting from a delay in the electronic wire transfer of funds, unless said loss is caused by the direct result of Escrow Agent's negligence or willful misconduct.

D. If the sale of the Property contemplated by this Contract does not close on or before the Closing Date specified in Section 7 below due to Buyer's breach of the Contract, Seller shall be entitled to receive and retain the Earnest Money as liquidated damages. Buyer and Seller agree that the damages flowing from Buyer's failure to complete the purchase of the Property are difficult to estimate, and that the Earnest Money represents a fair and reasonable estimate of those damages. Seller's receipt and retention of the Earnest Money is not intended by Seller and Buyer as a penalty. The liquidated damages specified in this Section shall be retained by Seller in lieu of all other damages, claims and remedies to which Seller may be entitled by reason of Buyer's breach of the Contract. If Seller fails to close the sale of the Property as contemplated in this Contract, Buyer will, as its sole and exclusive remedies, (1) be entitled to specific performance, or (2) be entitled to terminate this Contract and receive a refund of the Earnest Money and Independent Contract Consideration.

E. In the event either party hereto becomes entitled to the Earnest Money as liquidated damages or upon termination of this Contract in accordance with its terms, Buyer and Seller covenant and agree to deliver a letter of instruction to Escrow Agent, with a copy to the other party, directing the disbursement of the Earnest Money to the party entitled thereto; provided, however, the delivery of such written instructions is not a condition precedent to Escrow Agent's obligation to disburse the Earnest Money as herein set forth. In the event either party hereto fails or refuses to sign or deliver such an instruction letter when the other party is entitled to a disbursement of the Earnest Money, then the party so failing or refusing to sign or deliver such letter shall pay, upon the final order of the court with appropriate jurisdiction stating that such other party is entitled to a disbursement of the Earnest Money, all reasonable attorney's fees incurred by Escrow Agent and the party so entitled to the Earnest Money in connection with its recovery thereof. In the event the Earnest Money is not timely deposited, this Contract shall be voidable at Seller's sole option.

F. The limitation on remedies set forth in this Section 4 does not apply to the hold harmless and indemnification agreements set forth in this Contract.

5. **SURVEY:**

A. Buyer hereby acknowledges that Seller has heretofore delivered to Buyer copies of surveys (collectively the "Survey") of the Property as follows:

(1) Isles Project – survey dated August 21, 2007 prepared by Stephen Vukmamic, Florida Professional Surveyor and Mapper No. 5028.

(2) Timber Creek Project – survey dated October 2, 2007 prepared by Terry W. Hucks, North Carolina Professional Land Surveyor No. L-3088.

(3) Eastchase Project – survey dated October 9, 2007 prepared by Terry W. Hucks, North Carolina Professional Land Surveyor No. L-3088.

(4) Wendover Project – survey dated September 7, 2007 prepared by Daryl D. Kaseman, North Carolina Professional Land Surveyor No. L-4559.

(5) Glen Project – survey dated September 25, 2007 prepared by William M. Allen, North Carolina Professional Land Surveyor No. L-3499.

B. Seller has incurred costs in the amount of $63,565.00 in connection with obtaining the Survey. Buyer shall reimburse Seller for such Survey costs at Closing. Seller shall provide copies of the invoices for such Survey costs. If the invoices furnished by Seller do not total $63,565.00 then Buyer shall only be obligated to reimburse Seller for the amount of such invoices but not in excess of $63,565.00.

6. **TITLE**: Buyer acknowledges that Seller has heretofore delivered to Buyer copies of owner's title commitments issued by Chicago Title Insurance Company ("Title Preparer"). Buyer has elected to obtain owner's title commitments from Stewart Title Guaranty Company (the "Title Company"), covering the Property and committing to issue Owner's Policies of Title Insurance (collectively, the "Title Policy"), with legible copies of all instruments and documents referred to therein as exceptions to title (collectively, the "Title Commitment"). Seller has incurred costs in the aggregate amount of $7,250.00 to Title Preparer for the owner's title commitments issued by Title Preparer. Seller shall provide copies of the invoices from the Title Preparer reflecting such costs. If the amount of such

invoices does not total $7,250.00 then Buyer shall only be obligated to reimburse Seller for the amount of such invoices but not in excess of $7,250.00. Buyer shall reimburse Seller for such costs at Closing. Buyer shall have until October 26, 2007 (the "Title Review Period") in which to obtain the Title Commitment, review the same and advise Seller in writing ("Buyer's Objection Notice") of any exceptions to title appearing in the Title Commitment or Survey which Buyer finds unacceptable. Buyer shall provide copies of the Title Commitment promptly upon Buyer's receipt of same. Seller shall use its reasonable efforts to notify Buyer, in writing within two (2) days following receipt of Buyer's Objection Notice ("Seller's Response Notice"), as to which of Buyer's obligations, if any, Seller is willing to cure and which it is not willing to cure; however, whether or not Seller sends such notice, other than liens which secure indebtedness incurred by Seller (which liens shall be cured by Seller), Seller shall not be obligated to cure any objections which Seller does not expressly agree in writing to cure. In the event Seller does not elect to cure all of the objections set forth in Buyer's Objection Notice, or if Seller does not send Seller's Response Notice, Buyer shall have until the earlier of (i) the second (2nd) day following the date of Seller's Response Notice or (ii) the expiration of the Feasibility Period within which to elect to elect to (x) terminate this Contract (whereupon all sums paid as Earnest Money shall be returned to Buyer and neither party shall have any further obligations hereunder, other than those that expressly survive the termination of this Contract) or (y) waive the objections in Buyer's Objection Notice which Seller did not expressly agree in Seller's Response Notice to cure. In the event Buyer fails to timely elect (x) or (y) above, then Buyer shall be conclusively deemed to have elected (y) above. All matters shown on the Title Commitment and Survey which are not objected to in Buyer's Objection Notice, together with all matters objected to in Buyer's Objection Notice which are subsequently waived (or deemed waived) by Buyer, are herein collectively called, "Permitted Exceptions."

7. **CLOSING**: The Closing of the sale shall be on November 16, 2007, or on such earlier date as Buyer and Seller shall mutually agree, and shall take place through escrow instructions delivered by Seller and Buyer to Escrow Agent and coordinated by Escrow Agent with the Title Company. The date on which Closing actually occurs hereunder shall be the "Closing Date." Prior to the Closing Date Buyer shall cause Escrow Agent to obtain an insured closing letter from Title Company in favor of Seller.

A. At closing (the "Closing"), Seller shall deliver to Buyer, at Seller's sole cost and expense, the following:

(1) As to each Project, a duly executed and acknowledged Special Warranty Deed in the form of Exhibit "B-1" as to the Florida Property and in the form of Exhibit "B-2" as to the North Carolina Property, each attached hereto conveying good and indefeasible title in fee simple to the Property, free and clear of any and all liens, encumbrances, conditions, easements, assessments, reservations and restrictions, except for the Permitted Exceptions, including without limitation all zoning, municipal and other ordinances applicable to the Property and all parties in possession and rights of possession under the Tenant Leases; provided, however, if Seller is unable to convey title to the Property subject only to the Permitted Exceptions, Buyer's sole and exclusive remedy will be to (a) waive the default by Seller and accept such title as Seller is able to convey without incurring any expense, without any reduction in the Sales Price, or (b) terminate this Contract, receive a refund of the Earnest Money and receive repayment from Seller of the Independent Contract Consideration;

(2) As to each Project, the Title Commitment signed by the Title Company agreeing to deliver a Title Policy to be issued by the Title Company, in the full amount of the Sales Price, dated as of Closing, insuring Buyer's fee simple title to the Real Property

to be good and indefeasible, subject only to the Permitted Exceptions and standard printed exceptions contained in the 2007 ALTA form of owner's policy of title insurance; provided, however the costs for the Title Policy, including costs of extended coverage and all endorsements requested or required by Buyer shall be borne by Buyer;

(3) As to each Project, a duly executed Bill of Sale in the form of Exhibit "C" attached hereto containing special warranties of title, conveying title to all Personal Property free and clear of all liens except for Permitted Exceptions; provided, however, if Seller is unable to convey title to the Personal Property subject only to the Permitted Exceptions, Buyer's sole and exclusive remedy will be to (a) waive the default by Seller and accept whatever title Seller is able to convey, without any reduction in the Sales Price, or (b) terminate this Contract, receive a refund of the Earnest Money and receive repayment from Seller of the Independent Contract Consideration;

(4) As to each Project, a duly executed Assignment and Assumption of Tenant Leases in the form of Exhibit "D" attached hereto covering the Tenant Leases and all prepaid rents and security deposits thereunder;

(5) As to each Project, a duly executed Assignment and Assumption Agreement in the form of Exhibit "E" attached hereto covering the Service Contracts;

(6) As to each Project, a Rent Roll (hereinafter defined) dated not more than five (5) days prior to the Closing Date, covering the Tenant Leases, certified by Seller as being true and correct in all material respects;

(7) As to each Project, Tenant Notice Letters (herein so called) dated the Closing Date containing Seller's authorization to the tenants of the Property for payment of rental directly to Buyer or Buyer's managing agent in the form of Exhibit "H-1" as to the Florida Property and Exhibit "H-2" as to the North Carolina Property, each attached hereto;

(8) Evidence of its capacity and authority for the Closing of this transaction;

(9) A Certification in a form of Exhibit "F" attached hereto, duly executed by the Seller under penalties of perjury, containing the following:

   (a) The Seller's U.S. Taxpayer Identification Number;

   (b) The home address of the Seller (or the business address of the Seller if the Seller is not an individual);

   (c) A statement that Seller is not a "disregarded entity" (as defined in the IRC and Income Tax Regulations); and

   (d) A statement that the Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the IRS (i.e., the Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the IRC and Income Tax Regulations)).

(10) A Florida Department of Revenue DR-219 form as to the Florida Property; and

(11) All other necessary documents and instructions reasonably required by Escrow Agent and the Title Company to Close this transaction.

B. At Closing, Buyer shall perform, at Buyer sole cost and expense, the following:

(1) Pay the Sales Price;

(2) Execute and deliver to Seller Buyer's counterpart of the Assignment and Assumption of Tenant Leases and the Assignment and Assumption Agreement provided for herein;

(3) Furnish evidence of its capacity and authority for the Closing of this transaction; and

(4) Execute all other necessary documents and instructions reasonably required by Escrow Agent and the Title Company to close this transaction.

C. Immediately following Closing Seller and Buyer will cooperate with one another to finalize the Tenant Notice Letters and deliver same to each of the tenants under the Tenant Leases. As to the North Carolina Property, Seller and Buyer each agree to comply with the provisions of the Tenant Security Deposit Act (NCGS 42-54).

8. **BROKER'S FEE**: Pursuant to written agreements between Seller and (i) Cushman & Wakefield of Florida, Inc. as to the Florida Property, (ii) Apartment Realty Advisors of the Carolinas, Inc. as to the Charlotte Property and (iii) Cushman and Wakefield of Georgia, Inc. as to the Greensboro Property (collectively, the "Agent") commissions shall be due and payable in cash at Closing by Seller if, as and when the sale contemplated hereby is consummated. In connection therewith, Seller does hereby represent and warrant that it, its officers, employees and agents have contracted for no other real estate commissions or similar fees and, except for the fees contemplated herein, Seller has not acted in a manner so as to give rise to a claim for such real estate commissions or similar fee. Seller shall be solely responsible for the payment of any and all real estate commissions, claims to such commissions and/or similar type fees arising, directly or indirectly out of this transaction and based upon the actions of Seller. Seller does hereby agree to indemnify Buyer against and hold Buyer harmless from any and all such real estate commissions, claims to such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees to the extent such claims or liabilities are based upon the actions of Seller. In connection therewith, Buyer does hereby represent and warrant that it, its officers, employees and agents have contracted for no such real estate commissions or similar fees and Buyer has not acted in a manner so as to give rise to a claim for such real estate commissions or similar fee. Buyer does hereby agree to indemnify Seller and hold Seller harmless from and against any such real estate commissions or similar fees, including costs and attorneys' fees incurred in any lawsuit regarding such commissions and fees to the extent that such claims and liabilities are based upon actions of Buyer. The hold harmless and indemnification agreements set forth in this Section 8 will survive the Closing or the termination of this Contract.

9. **FEASIBILITY**:

A. Buyer (as well as Buyer's agents, employees, consultants and advisors) shall have the right, upon not less than forty-eight (48) hours prior notice (which, notwithstanding the provisions of Section 22 hereof, may be given by telephone to Andrea Howard at 704-632-3112), to conduct non-invasive studies of the Property, including an engineering, Phase I environmental inspection and/or market and economic feasibility study of the Property, including a physical inspection of all improvements, fixtures, mechanical equipment and Personal Property, the

inspection of each individual apartment unit comprising the Property, reviewing those materials listed in Section 9.B of this Contract which are to be made available for review at the Property and making any other investigations and inspections as Buyer may reasonably desire in order to assess the condition of the Property (the "Feasibility Study"); provided, however, Buyer shall not conduct any invasive or Phase II environmental inspections without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Before any entry, Buyer must provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. Buyer shall have until November 2, 2007 (the "Feasibility Period") in which to perform such studies and inspections. If Buyer determines, in Buyer's sole discretion, that the Property is not acceptable to it for any reason or no reason, then Buyer may, on written notice to Seller and Escrow Agent on or before the end of the Feasibility Period, terminate this Contract whereupon the Earnest Money shall be returned to Buyer and this Contract shall thereafter be null and void for all purposes other than the indemnity obligations of Buyer which expressly survive the termination of this Contract. Buyer shall not be entitled to terminate this Contract under the provisions of this Section 9A following the end of the Feasibility Period. In the event this Contract shall not close through no fault of Seller, Buyer shall restore the Property to its original condition if changed due to the tests and inspections performed by Buyer at the Property during the Feasibility Period. In the event Buyer terminates this Contract, Buyer shall, if requested to do so by Seller, provide Seller with a copy of the results of any third party tests and inspections made on behalf of Buyer, but Buyer shall have no obligation to provide Seller with any market and economic feasibility studies or internal memoranda or documents prepared by Buyer, Buyer's employees, agents, advisors, or consultants. These obligations to restore the Property and provide copies to Seller will survive the termination of this Contract. Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, injuries, damages, costs, expenses (including reasonable attorney's fees) or liability incurred by or asserted against Seller as a proximate result of any of Buyer's visits or inspections at the Property during the Feasibility Period unless caused by the negligence or willful misconduct of Seller and, notwithstanding any provision to the contrary herein, this indemnity will survive the Closing or termination of this Contract by either party hereto.

B. Seller shall deliver to Buyer copies of the following within five (5) days from the Effective Date hereof:

(1) a current rent roll, delinquent and prepaid report and concession report (collectively, the "Rent Roll") in the form customarily utilized by Seller;

(2) a current inventory of all Personal Property;

(3) copies of the Service Contracts listed on Exhibit G which will be assigned at closing;

(4) the most recent real estate and personal property tax statements with regard to the Property;

(5) any and all site plans, surveys, soil studies, architectural drawings, plans and specifications with respect to the Property in Seller's possession;

(6) annual statements of income and expense for the Property from January 1, 2005 to August 31, 2007; and

(7) copies of all existing environmental reports in Seller's possession; provided, however, Seller makes no warranties or representations as to the accuracy or completeness of such reports or Buyer's ability to rely on such reports as are addressed to Seller or other parties.

Seller will make available at the Property for review by Buyer all Tenant Leases, including any and all modifications, supplements or amendments thereto.

10. **POSSESSION**: The possession of the Property shall be delivered to Buyer at Closing, subject to the Permitted Exceptions, the Tenant Leases and the rights of parties in possession thereunder.

11. **SPECIAL PROVISIONS**: Subject to the provisions of this Section 11, Seller may, at its option, exchange the Property for property of like-kind pursuant to Section 1031 of the Internal Revenue Code; provided, however, that Seller's obligations pursuant to this Contract shall in no case be deemed contingent upon Seller's ability to exercise the rights granted to Seller under this Section 11. Said exchange may be delayed in accordance with the provisions of Section 1031 of the Internal Revenue Code. Subject to the provisions of this Section 11, Buyer shall cooperate with Seller in accomplishing such an exchange, including signing documents satisfactory to Buyer and reasonably required in connection therewith. Notwithstanding any provision of this Section 11 to the contrary, (a) in no case shall Buyer be required to take any legal, beneficial, equitable or any other form of title to any other property (other than the Property), (b) in the event that Buyer shall be required to execute any documents or enter into any agreements with any other party under this Section 11, such documents shall specifically acknowledge that Buyer's obligations thereunder shall be absolutely nonrecourse, with such other party acquiring no rights of recourse against Buyer or the property of Buyer, (c) the structure of any such cooperative transaction shall not adversely affect Buyer's continuing rights or remedies against Seller hereunder, which Seller shall reaffirm in the form satisfactory to Buyer, (d) in the event that Buyer shall incur any additional costs or expenses (including without limitation attorneys' fees) as a result of Seller's exercise of its rights hereunder, then Seller shall reimburse Buyer for such costs and expenses, (e) Seller shall indemnify and hold Buyer, as well as its officers, directors, trust managers, shareholders, employees, agents and consultants (collectively, the "Buyer Indemnified Parties") harmless from and against any and all losses, costs, claims, demands, obligations, liabilities, damages and expenses, including without limitation, attorneys' fees, incurred by or asserted against Buyer and any of the Buyer Indemnified Parties by reason of Buyer's cooperation hereunder with any such exchange, and (f) the exercise of Seller's rights under this Section 11 shall in no event delay the Closing. The obligations of Seller under this Section 11 shall survive the Closing without limitation and shall not be subject to any limitation of liabilities set forth in this Contract.

12. **SALES EXPENSE TO BE PAID IN CASH AT OR PRIOR TO CLOSING**:

A. **SELLER'S EXPENSES**: All costs of releasing existing loans and recording such releases; one-half (1/2) of any escrow fee (up to a maximum of $500.00); one-half (1/2) of the Florida Documentary Stamp Tax; one-half (1/2) of the North Carolina Excise Tax; preparation of the closing documents described in Section 7.A hereof; Seller's attorney's fees; and other expenses stipulated to be paid by Seller under other provisions of this Contract.

B. **BUYER'S EXPENSES**: All expenses incident to any loan (e.g., loan procurement or transfer fees; preparation of any loan documents; recording fees; Mortgagee Policy of Title Insurance, if any; prepayable interest; credit reports); one-half (1/2) of the Florida Documentary Stamp Tax; one-half (1/2) of the North Carolina Excise Tax; costs of the Title Policy (including extended coverage and endorsement costs); survey costs (including the

reimbursement to Seller up to the amount of $63,565.00 as provided in Section 5); reimbursement to Seller of the Title Preparer costs up to the amount of $7,250.00 as provided in Section 6; one-half (1/2) of any escrow fee; Buyer's attorney's fees; and expenses stipulated to be paid by Buyer under other provisions of this Contract.

13. **SALES PRICE ALLOCATION:** For the sole purposes of (i) determining the amount of the Florida Documentary Stamp Taxes to be conveyed on the conveyance of the Florida Property and (ii) determining the amount of North Carolina Excise Taxes to be paid on the conveyance of each of the North Carolina Projects. Seller and Buyer agree to utilize values derived by reference to the appraised values of each of the Projects. Buyer shall furnish copies of such appraisals to Seller. Seller and Buyer agree to amend this Contract after receipt of such appraisals to reflect such values.

14. **PRORATIONS**: Assessments, current ad valorem taxes, rents, resident utility billing system billings and maintenance fees shall be prorated to the date of Closing. Mention is made that as to the North Carolina Property, the tax year is a calendar year. The date of Closing will be allocated to the Buyer for purposes of prorations. At Closing, Buyer will receive a credit against the Sales Price in the amount of that portion of any prepaid rents paid to Seller under the Tenant Leases which are allocable to periods from and after Closing. No proration shall be made for delinquent rents existing as of Closing; and all rents collected by Buyer from and after Closing shall be applied first to current rents then due and payable, and then to past due rents in the inverse order of delinquency. Buyer shall have no obligation to collect past due rents. Buyer shall promptly refund to Seller any past due rents allocable to periods prior to Closing collected by Buyer. Seller retains the right after Closing to collect all delinquent rents owing to Seller by any lawful means other than eviction proceedings. Buyer shall receive a credit against the Sales Price in the amount of any refundable deposits paid to Seller by tenants of the Property, including, but not limited to, all security, cleaning, utility, key, damage and other deposits. All other income and ordinary operating expenses of the Property, including but not limited to public utility charges, maintenance and other normal operating charges, shall be prorated as of Closing. If ad valorem taxes for the year in which Closing occurs are not available at Closing, proration of taxes shall be made on the basis of taxes assessed in the previous year, taking into account the maximum discount allowed by the taxing authority, with a subsequent cash adjustment of such proration to be made between Seller and Buyer, if necessary, when actual tax figures become available. Any special assessments applicable to the Property for improvements previously made to benefit the Property shall be paid by Seller.

15. **ATTORNEY'S FEES**: Any signatory of this Contract (including Escrow Agent) who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this Contract or transactions shall be additionally entitled to recover court costs and reasonable attorney's fees from the nonprevailing party.

16. **APPLICATION OF EARNEST MONEY**: The Earnest Money is deposited with Escrow Agent with the understanding that Escrow Agent does not assume or have any liability for performance or nonperformance of any party nor to pay interest on such Earnest Money. At Closing, the Earnest Money shall be applied to the Sales Price, next, to Buyer's Closing costs; and, any excess, refunded to Buyer.

17. **REPRESENTATIONS**: Seller hereby makes the following REPRESENTATIONS AND WARRANTIES to Buyer, which representations and warranties shall be deemed made by Seller to Buyer also as of Closing Date:

A. There are no parties in possession of any portion of the Property as lessees or tenants at sufferance, except as set forth in the Rent Roll which is attached hereto as Schedule 16A and as may be revealed on subsequent Rent Rolls delivered by Seller to Buyer from time to time pursuant to this Contract.

B. To the best of Seller's current, actual knowledge, there is no pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part thereof other than Seller's offer to convey a walkway, at the Glen Project, in lieu of condemnation, as described on Schedule 16B attached hereto.

C. To the best of Seller's current, actual knowledge, there are no pending claims or lawsuits materially affecting the Property, other than as disclosed in writing to Buyer within ten (10) days from the Effective Date hereof, or within ten (10) days of the filing of such claim or lawsuit, whichever is later.

D. All obligations of Seller arising from the ownership and operation of the Property, including, but not limited to, salaries, taxes, leasing commissions and the like, have been paid as they became due or will be paid at or prior to Closing. Except for obligations for which provisions are made herein for assumption by Buyer, proration or other adjustment at Closing, there will be no obligations of Seller with respect to the Property outstanding as of Closing which could give rise to a lien on the Property.

E. To the best of Seller's current, actual knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened against Seller or the Property.

F. Each Tenant Lease is in full force and effect, and has not been amended or modified except as disclosed to Buyer. The Tenant Leases constitute all of the written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property. To the best of Seller's knowledge, Seller has performed and complied with all material obligations under the Tenant Leases as and when required, and there exists no fact or circumstance that could constitute a default of the landlord under any of the Tenant Leases, or entitle any tenant thereunder to offsets or defenses against the prompt, current payment of rent. Except as disclosed to Buyer in writing on the Rent Rolls, as the same may be updated from time to time, no rental under any Tenant Lease has been collected more than one month in advance and there are no concessions, bonuses, free month's rental, rebates or other matters affecting the rental under any Tenant Lease. Seller is the owner of the entire landlord's interest in and to each of the Tenant Leases, and none of the Tenant Leases or the rentals or other sums payable thereunder have been assigned or otherwise encumbered, except as security for the loan(s) to be released at Closing. To the best of Seller's knowledge, no tenant under any of the Tenant Leases is in default thereunder except as shown on the Rent Rolls.

G. Seller is the fee simple owner of the title to the Real Property, subject to any and all restrictions, covenants, conditions, liens, encumbrances, reservations, easements and other exceptions to title, if any, relating to the Real Property, shown of record in the real property records of the county where the Real Property is located, as of the date of execution hereof by Seller, all zoning laws, regulations and ordinances of municipal and/or other governmental authorities, if any, affecting the Real Property, as of the date of execution hereof by Seller; and all matters that would be disclosed by a current, accurate survey of the Real Property.

H. Seller has not received written notice of any existing condition with respect to the Property or its operation which violates any government code or regulation.

I. Seller has not received written notice that the Property is being used for the storage or disposal of any hazardous or toxic materials in violation of applicable laws.

J. Except for the Service Contracts there will be no service agreements, maintenance agreements, management agreements or similar agreements affecting the Property in effect at Closing.

K. Seller has no employees who work at the Property.

Any reference in this Contract to "Seller's current, actual knowledge or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Teresa Watson, District Manager as to the Florida Property, Ken Sherman, District Manager for the Greensboro Property, Connie Farr, District Manager as to the Eastchase Project and Lorraine Parker, District Manager as to the Timber Creek Project, without such persons having any duty or obligation to make an independent inquiry or investigation. Each of the foregoing persons has direct supervisory responsibility for the on-site managers of the applicable Projects. The persons named in the foregoing sentence are acting as representatives of Seller and shall have no liability or obligation to Buyer, and Buyer shall have no claim or cause of action against such persons.

Seller shall promptly advise Buyer in writing if any representation or warranty contained in this Section 17 shall become false or misleading prior to the Closing; provided, however, the delivery of such notification shall not waive the right of Buyer to object thereto. As a condition precedent to Buyer's obligations hereunder, the representations and warranties contained in this Section 17 shall be true and correct on the Closing Date. However, in the event of a breach hereof by Seller or in the event Seller has given Buyer written notice of a material change in any matter made the subject of the foregoing representations and warranties, Buyer's sole and exclusive remedy will be to (i) waive the default by Seller and close the transaction contemplated hereby, without any reduction in the Sales Price, or (b) terminate this Contract, receive a refund of the Earnest Money and receive repayment from Seller of the Independent Contract Consideration whereupon the parties will have no further obligations hereunder other than those which expressly survive the termination of this Contract. The representations and warranties contained in this Section 17 , and the covenants set forth in Section 22, shall survive the Closing for a one hundred eighty (180) day period (the "Limitation Period"). Buyer shall provide actual written notice to Seller of any pre-Closing breach of any of Seller's warranties or representations as set forth in this Section 17 or pre-Closing breach of any of Seller's covenants as set forth in Section 22 of which Buyer acquires knowledge, through any means, at any time after the Closing Date but prior to the expiration of the Limitation Period, and Buyer may bring an action at law for damages as a consequence thereof, which must be commenced, if at all, prior to the expiration of the Limitation Period. Notwithstanding anything in this Section 17 or Section 22 to the contrary, (i) Buyer shall not be entitled to make a claim against Seller for a violation of the representations, warranties, and covenants in this Section 17 or Section 221 unless the amount of damages to Buyer equals or exceeds Twenty Five Thousand Dollars ($25,000.00) in the aggregate of all such claims and (ii) the cumulative, maximum amount of liability that Seller shall have to Buyer for breaches of the representations, warranties and covenants under this Section 17 and Section 22 of this contract shall not exceed Three Hundred Thousand Dollars ($300,000.00) ("Cap Amount") as to any single Project. Amount shall not be applicable to the extent that a court of competent jurisdiction renders a final decree finding that the breach of Seller's warranties and representations constituted fraud. The acceptance of the deed by Buyer at Closing in accordance with this Contract shall, from and after the Limitation Period (except as to actions properly asserted during the Limitation Period), be deemed to be a full performance and discharge of every

representation, warranty and covenant made by Seller in this Section 17 and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of Section 22.

18. **DISCLAIMERS AND WAIVERS:**

A. Buyer represents and warrants to Seller that:

(1) Buyer has full power, authority and legal right to execute and deliver this Contract and to perform and observe its provisions;

(2) This Contract, when executed and delivered by Seller and Buyer (and Buyer's counsel) and acknowledged by Escrow Agent, will be valid, binding and enforceable against Buyer in accordance with its terms.

B. Except as expressly set forth in Section 17 hereof, and as may hereafter be set forth in the certifications of Rent Roll pursuant to Section 7.A hereof, Seller makes no representation or warranty as to the truth, accuracy or completeness of any of the materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that except as set forth in Section 17 and as may hereafter be set forth in the certifications of the Rent Roll pursuant to Section 7.A hereof, all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only, that such materials, data and information may be incomplete or inaccurate, that Seller is released from all claims and liability arising out of or relating to such materials, data and information, and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Buyer acknowledges that Seller makes no representation or warranty as to Seller's compliance with the Fair Housing Act, the Americans With Disabilities Act of 1990, or any amendments or regulations related to either.

C. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT AND AS MAY HEREAFTER BE SET FORTH IN ANY OF THE EXHIBITS HERETO, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED AND ANY OTHER WARRANTY OR REPRESENTATION BY SELLER TO BE CONTAINED IN ANY OF THE OTHER EXHIBITS HERETO), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OF ASBESTOS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ITEMS DELIVERED PURSUANT TO SECTION 9.B HEREOF OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." BUYER WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR

IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ACCEPT THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. BUYER ACKNOWLEDGES THAT THE PURPOSE OF THIS SECTION IS FOR BUYER, TO THE FULLEST EXTENT POSSIBLE AT LAW, TO WAIVE, RELINQUISH, RELEASE AND DISCLAIM, ANY CLAIM OR LIABILITY OF OR AGAINST SELLER AS THE RESULT OF ANY CONDITION OR STATE OF FACTS RELATING OR PERTAINING TO THE PROPERTY ON THE CLOSING DATE.

19. **ASSIGNMENT**: Except as hereinafter specifically provided, Buyer may not assign this Contract without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may assign this Contract without the consent of Seller to any entity which (i) is controlled by David Lichtenstein and (ii) assumes the obligations of the Buyer under this Contract in writing. In either such event, written notice and evidence of such assignment and assumption must be given to Seller at least seven (7) days prior to the Closing Date. No assignment of this Contract shall exonerate Buyer from its obligations under this Contract. Buyer may, at Closing, direct that Seller convey each of the Projects to a different entity provided that (a) each such entity assumes, in writing, the obligation of Buyer under this Contract as to the Project which such entity will acquire, (b) each such entity is a subsidiary of Lightstone Value Plus REIT, L.P. or is controlled by David Lichtenstein and (c) the Closing is simultaneous as to all Projects.

20. **CONDEMNATION**: Except as disclosed in this Contract with respect to the Glen Project, Seller shall notify Buyer promptly of any condemnation or notice of intent to condemn all or any portion of a

Project by any public or quasi-public authority. If condemnation proceedings are commenced against any portion of a Project prior to Closing, Buyer may, at its option, either (i) terminate this Contract as to the Project affected by such condemnation by written notice to Seller given within ten (10) days after Buyer is advised of the commencement of condemnation proceedings, whereupon the Sales Price shall be reduced by the amount allocated to such Project agreed to by Seller and Buyer, in writing, and neither party shall have any further obligations hereunder (other than those that expressly survive the termination of this Contract) with respect to such Project, or (ii) elect to close this transaction, in which event Buyer may appear and defend in such condemnation proceedings, and all amounts paid or received on account of such taking, shall be payable to Buyer (with the Sales Price not to be reduced). The amount which will be paid by the City of Greensboro in lieu of condemnation as described on Schedule 16B shall be retained by whichever of Seller or Purchaser is the owner of the Glen Project at the time of such payment.

21. **CASUALTY**: In the event the Improvements at any Project should be damaged by any casualty prior to Closing, Seller shall notify Buyer thereof and if the cost of repairing such damage, as estimated by Seller's insurance company (the "Cost of Repair"), is:

A. less than the Casualty Limit (hereinafter defined) as to a Project, then the Seller shall give Buyer a credit against the Sales Price, at Closing, in an amount equal to the actual Cost of Repair, and the sale shall be closed without the Seller's repairing such damage; provided however, Seller shall be entitled to make such emergency repairs as are necessary to prevent further damage to the Property or injury to any person thereon and Seller may deduct the cost of such emergency repairs from the credit against the Sales Price; or if said cost is

B. the Casualty Limit or more as to a Project, then either Seller or Buyer may elect to terminate this Contract as to the Project affected by such casualty by written notice to the other within ten (10) days after Seller gives Buyer notice of the occurrence of the casualty and the Cost of Repair, whereupon the Sales Price shall be reduced by the amount allocated to such Project as agreed to by Seller and Buyer in writing and neither party shall have any further obligations hereunder with respect to such Project other than those which expressly survive the termination of this Contract. If neither party elects to terminate this Contract, then Seller and Buyer will agree upon a satisfactory settlement with respect to such casualty prior to Closing, taking into account the cost of any emergency repairs made by Seller, or if permitted by Seller's insurance carriers, Seller will assign its insurance claim to Buyer, give Buyer a credit at Closing for the amount of Seller's deductible and Buyer shall pay to Seller, at Closing, the amount expended by Seller for emergency repairs.

C. The term "Casualty Limit" shall mean, as to each Project, the following amount:

1.	Isles Project	-	$400,000.00
2.	Timber Creek Project	-	$300,000.00
3.	Eastchase Project	-	$200,000.00
4.	Wendover Project	-	$200,000.00
5.	Glen Project	-	$250,000.00

22. **AGREEMENTS OF SELLER**: From the Effective Date hereof until Closing or earlier termination of this Contract, Seller shall:

A. Operate the Property in the ordinary course of its business, and use reasonable efforts to preserve for Buyer the relationships of Seller and its tenants.

B. Keep, maintain and repair the Property in a reasonably good and presentable condition, and comply in all material respects with all regulations affecting the Property.

C. Keep, observe and perform its obligations as landlord under the Tenant Leases, and as long as tenants are not in default thereunder, not cause the termination of any Tenant Lease, nor enter into, alter, amend or otherwise modify or supplement any Tenant Lease other than in the ordinary course of business.

D. Not enter into any written or oral service contract with respect to the Property that will not be fully performed on or before Closing.

E. Promptly advise Buyer of any litigation, arbitration, administrative hearing or legislation before any governmental body or agency of which Seller becomes aware, concerning or affecting the Property, which is instituted or threatened after the Effective Date hereof.

F. Maintain and keep in full force and effect the present fire, casualty and liability insurance maintained by Seller with regard to the Property.

G. Not take or omit to take any action which would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained herein.

H. Not further encumber or allow the encumbrance of the title to the Property, or modify the terms or conditions of any existing encumbrances (other than Tenant Leases), if any, which will not be released at Closing without the prior written consent of Buyer.

Seller shall promptly advise Buyer in writing if any covenant contained in this Section 22 is breached prior to the Closing; provided, however, the delivery of such notification shall not waive the right of Buyer to object thereto. As a condition precedent to Buyer's obligations hereunder, the covenants contained in this Section 22 shall be fully performed on the Closing Date. However, in the event of a breach hereof by Seller or in the event Seller has given Buyer written notice of a material breach of any such covenant, Buyer's sole and exclusive remedy will be to either (a) waive the default by Seller and close the transaction contemplated hereby, without any reduction in the Sales Price, or (b) terminate this Contract, whereupon the Earnest Money shall be refunded to Buyer and Seller shall repay the Independent Contract Consideration to Buyer. The covenants contained in this Section 22 will not survive the Closing.

23. **NOTICES:** Any notice, consent or approval required or permitted to be given under this Contract shall be in writing and shall be deemed to have been given upon (a) hand delivery, (b) one (1) business day after being deposited with a reliable overnight courier service, with receipt acknowledgment requested, (c) upon receipt if transmitted by confirmed facsimile, or (d) three (3) business days after deposit if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Seller: Camden Operating, L.P.
Three Greenway Plaza
Suite 1300
Houston, Texas 77046
Attn: Malcolm Stewart
Fax No.: (713) 354-2707

And to

Camden Operating, L.P.
309 E. Morehead Street
Suite 200
Charlotte, NC 28202
Attn: Andrea Howard
Fax No.: (704) 334-4496

Camden Operating, L.P.
5100 Lemon Street
Suite 209
Tampa, Florida 33609
Attn: T. Nat Barganier, Jr.
Fax No.: (813) 639-9332

With a copy to:

Winstead PC
1100 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Attn: J. Robert Fisher
Fax No.: (713) 650-2400

If to Buyer: Lightstone Value Plus REIT LP
326 Third Street
Lakewood, New Jersey 08701
Attn: Joseph E. Teichman, Esq.
Fax No.: (732) 612-1444

With a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attn: Sheldon Chanales, Esq.
Fax No.: (212) 545-3313

or such other address as either party may from time to time specify in writing to the other.

24. **MISCELLANEOUS:**

A. This Contract shall, as to disputes pertaining to any individual Project, be construed under and in accordance with the laws of the state in which such Project is located, and all obligations of the parties created hereunder with respect to a specific Project are performable in the county and state where such Project is located. The general (non-Project specific) provisions of this Contract shall be governed by the laws of the State of North Carolina and all signatories hereto, including without limitation the Escrow Agent, agree that any court of competent subject matter jurisdiction sitting in Mecklenburg County, North Carolina shall have jurisdiction over all such parties with respect to this Contract. Buyer hereby covenants and agrees not to record this Contract or any memorandum hereof.

B. This contract shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, but may be assigned only if permitted by Section 19.

C. In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Contract shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

D. This Contract, together with the letter agreement executed concurrently with the execution of this Contract, constitute the sole and only agreements of the parties hereto and supersede any prior understandings or written or oral agreements between the parties concerning the subject matter herein contained and cannot be changed except by their written consent.

E. Time is of the essence of this Contract.

F. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

G. Buyer is hereby advised that unless otherwise agreed to in writing by the parties hereto, Agent is being paid by Seller and are representing Seller in this transaction.

H. Buyer agrees that no directors, officers, employees, limited partners or agents of Seller or any general partner of Seller shall have any personal liability hereunder, and that Buyer shall not seek to assert any claim or enforce any rights against such directors, officers, employees, partners or agents.

I. Acquisition of the Property by Buyer will not result in Buyer and Seller entering into a non-exempt (under a statutory or administrative class exemption) prohibited transaction as described in Section 406 of the Employee Retirement Security Act of 1974 as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended and Buyer will, upon the request of Seller, deliver to Seller at Closing a certificate stating that Buyer has complied with the foregoing covenant and containing an agreement by Buyer to indemnify Seller from any breach of such covenant. The foregoing covenants shall survive Closing.

J. Unless otherwise specified, in computing any period of time described in this Contract, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Florida, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 o'clock p.m. (Eastern Time).

K. Buyer is not and shall not be, and, after making due inquiry, no person or entity ("Person") who owns a controlling interest in or otherwise controls Buyer is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively,

"OFAC Laws and Regulations"); or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Contract as the "Anti-Terrorism Laws". Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section shall not apply to any Person to the extent that such Person's interest in the Buyer is through a U.S. Publicly-Traded Entity. As used in this Contract, "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

25. **TERMINATION OF OFFER**: In order to become valid and binding, this Contract must be fully executed by all parties hereto and delivered to Escrow Agent by facsimile no later than 5:00 o'clock P.M. (Central Time), October 12, 2007, with manual originals delivered no later than October 15, 2007. In the event same is not accomplished, this Contract shall become null and void.

26. **CONSULT YOUR ATTORNEY**: This is intended to be a legally binding Contract. READ IT CAREFULLY. NO REPRESENTATION OR RECOMMENDATION IS MADE BY AGENT OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS DOCUMENT OR THE TRANSACTION RELATING THERETO. THESE ARE QUESTIONS FOR YOUR ATTORNEY AND TAX ADVISOR. CONSULT YOUR ATTORNEY BEFORE SIGNING THIS DOCUMENT. The Agent cannot give you legal advice - only factual and business details concerning land and improvements.

27. **RADON GAS AND ENERGY-EFFICIENCY DISCLOSURES**:

A. This disclosure concerning radon gas is required by Florida statutory law. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

B. Buyer is hereby notified, as required by Florida statutory law, that Buyer has the right to have determined the energy-efficiency rating of each building constituting a part of the Florida Property. Buyer acknowledges receipt of a copy of the information brochure prepared by the State of Florida with respect to this matter.

C. Buyer acknowledges and agrees that any radon testing or energy-efficiency rating determination with respect to the Florida Property or any part thereof shall be at Buyer's expense and that the obligation of Buyer to perform as required in this Contract is not conditioned upon Buyer's approval of the results of any such radon testing or energy-efficiency rating determination.

28. **CONFIDENTIALITY:** Buyer acknowledges that any information furnished to Buyer with respect to the Property is and has been so furnished on the condition that Buyer maintain the confidentiality

thereof. Accordingly, Buyer shall hold, and shall cause its directors, officers and other personnel and representatives to hold, in strict confidence, and not disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of the Property delivered to, or for the benefit of, Buyer whether by agents, consultants, employees or representatives of Buyer (collectively, "Buyer's Representatives") or by Seller or any of its agents, representatives or employees, including, but not limited to, any information obtained by Buyer or any of Buyer's Representatives in connection with any studies, inspections, testings or analyses conducted by Buyer as part of its due diligence. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees or members of professional firms serving it, and (ii) as any governmental agency may require in order to comply with applicable laws or regulations and (iii) Buyer's lender, accountant, attorney, consultants and advisors. Furthermore, Seller and Buyer hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning the transaction that is the subject of this Contract shall be made, and each party agrees to use best efforts to prevent public disclosure of the transaction that is the subject of this Contract, other than (a) to partners or joint venturers owing interests in the parties, and employees, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the non-disclosure provisions hereof; (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction; and (c) in any filings with governmental authorities required by reason of the transactions provided for herein. The provisions of this paragraph shall survive the Closing (and not be merged therein) or earlier termination of this Contract.

THIS CONTRACT MAY BE EXECUTED in multiple originals, on this the ____ day of October, 2007 (the "Effective Date").

SELLER:

CAMDEN OPERATING, L.P.,
a Delaware limited partnership

By: CPT-GP, Inc.,
a Delaware corporation

By:______________________________
Name: T. Nat Barganier, Jr.
Title: Vice President-Real Estate Investment

BUYER:

LIGHTSTONE VALUE PLUS REIT, L.P.,
a Delaware limited partnership

By: Lightstone Value Plus Real Estate, Inc.,
a Maryland corporation
its sole member

By:______________________________
Name: David Lichtenstein
Title: Chief Executive Officer

ESCROW AGENT'S RECEIPTS:

Receipt of fully executed contract and Receipt of Earnest Money:	$2,000,000.00
Date:	October 15th, 2007

MADISON MAHWAH TITLE, LP

By: ____________________

Name: BECKY SIEGFRIED

Title: NAT'L COORDINATOR

Address: 1125 Ocean Avenue
Lakewood, New Jersey 08701
Attention: Becky Siegfried

Telephone: (732) 333-2473
Facsimile: (732) 333-2474
Cell: (732) 552-8814
Email: bsiegfried@madisonmahwah.com

EXHIBIT "A"

PROPERTY DESCRIPTION

FLORIDA PROPERTY – ISLES PROJECT

PHASE I:

A Tract in the Southeast 1/4 of the Northeast 1/4 of Section 34, Township 28 South, Range 17 East, Hillsborough County, Florida described as follows:

From the Southeast corner of the Southeast 1/4 of the Northeast 1/4 of Section 34, run North 89° 33' 09" West along the South boundary of said Southeast 1/4 of the Northeast 1/4 of Section 34, a distance of 40.0 feet to a Point of Beginning, which point is on the West right of way of Sheldon Road: From said Point of Beginning, run North 0° 23'30" East along said West right of way line a distance of 403.0 feet; run thence North 89° 33'09" West a distance of 490.07 feet; run thence North 0° 23'30" East a distance of 217.00 feet; run thence North 89° 33'09", West a distance of 500.0 feet; run thence South 0° 23'30" West a distance of 620.00 feet to a point on the South boundary of said Southeast 1/4 of the Northeast 1/4 of Section 34; run thence South 89° 33'09" East along said South boundary a distance of 990.07 feet to the Point of Beginning.

LESS AND EXCEPT that part lying within the following metes and bounds description:

Commence at the East 1/4 corner of said Section 34; thence along the South line of said Northeast 1/4 of Section 34; N. 89° 17'40"W. 40.00 feet to the Point of Beginning; thence continue along said South line, N. 89° 17'40" W., 13.00 feet to a line 53.00 feet West of and parallel with the East boundary of said Northeast 1/4 of Section 34; thence along said parallel line, N. 00° 40'47" E., 403.00 feet to the North boundary of the above described property; thence along said North boundary, S. 89° 17'40" E. 13.00 feet to the West right-of-way line of Sheldon Road per Florida Department of Transportation Section No. 1067-250; thence along said West right-of way line, S. 00° 40'47" W., 403.00 feet to the Point of Beginning.

PHASE II:

A tract in Southeast 1/4 of the Northeast 1/4 of Section 34, Township 28 South, Range 17 East, Hillsborough County, Florida as described as follows:

From the Southeast corner of said Southeast 1/4 of the Northeast 1/4 of Section 34, run North 89° 33'09" West along the South boundary of said Southeast 1/4 of the Northeast 1/4 of Section 34, a distance of 40.00 feet to a Point on the West right of way line of Sheldon Road; run thence North 0° 23'30" East along said West right of way line a distance of 403.00 feet to a Point of Beginning; From said Point of Beginning, run North 89° 33'09" West parallel to said South boundary of the Southeast 1/4 of the Northeast 1/4 of Section 34, a distance of 490.07 feet; run thence North 0° 23'30" East a distance of 217.00 feet to a point which is 620.00 feet North of the South boundary of said Southeast 1/4 of the Northeast 1/4 of Section 34; run thence North 89° 33'09" West a distance of 500.00 feet; run thence North 0° 23'30" East a distance of 586.40 feet; run thence South 89° 33'09" East a distance of 990.07 feet to point on the West right of way line of Sheldon Road; run thence South 0° 23'30" West along said West right of way boundary, a distance of 803.40 feet to the Point of Beginning.

LESS and EXCEPT that part lying with the following Metes and Bounds description: Commence at the East 1/4 corner of said Section 34; thence along East boundary of the Northeast 1/4 of said Section 34, N. 00° 40'47 E., 403.01 feet to a line 403.00 feet North of and parallel with the South line of said Northeast 1/4 of Section 34; thence along said parallel line, N. 89° 17'40" W., 40.00 feet to the Point of Beginning; thence

continue N. 89° 17'40" W., 13.00 feet to a line 53.00 feet West of and parallel with said East boundary of the Northeast 1/4 of Section 34; thence along said parallel line, N.00° 40'47" E., 803.40 feet to the North line of the above described property; thence along said North line, S. 89° 17'40" E. 13.00 feet to the West boundary of Sheldon Road per Florida Department of Transportation Section No. 4067-250; thence along said West right of way boundary, S.00° 40'47" W., 803.40 feet to the Point of Beginning.

TOGETHER WITH the easement and appurtenant rights created in that certain Sanitary Sewer Easement Agreement by and between Coco West Associates Limited, a Florida limited partnership and Coco West II Associates, Ltd., a Florida limited partnership dated the 27th day of July, 1994 and recorded in the 28th day of July, 1994 in Official Records Book 7472, page 1224, public records of Hillsborough County, Florida.

CHARLOTTE PROPERTY

PARCEL 1 - EASTCHASE PROJECT

Lying and being situate in Mecklenburg County, North Carolina, and more particularly described as follows:

BEGINNING at a #4 Rebar Found which is located in the northeasterly margin of the right of way of Monroe Road (70 foot right of way), which #4 Rebar is located along said right of way Monroe Road S. 26-57-25 E. a distance of 232.62 feet from the intersection of said right of way of Monroe Road and the southerly margin of the right of way Lumarka Drive; thence N. 59-43-54 E. 1,297.92 feet to a #4 Rebar Found; thence S. 30-14-11 E. 59.90 feet to a #4 Rebar Found; thence S. 33-52-39 W. 239.84 feet to a #4 Rebar Found; thence S. 63-12-02 E. 239.76 feet to a #4 Rebar Found; thence S. 73-15-25 E. 139.98 feet to a #4 Rebar Found; thence running with the property (now or formerly) of Lakeside Apartment Venture as described in deed recorded in Book 4407 at Page 532 of the Mecklenburg Public Registry, the following five (5) courses and distances: (1) S. 56-20-47 W. 260.02 feet to a #4 Rebar Found; (2) S. 30-06-30 W. 240.00 feet to a #4 Rebar Found; (3) S. 23-23-30 E. 125.00 feet to a #4 Rebar Found; (4) S. 66-36-30 W. 206.00 feet to a #4 Rebar Found; and (5) S. 24-53-30 E. 393.00 feet to a #4 Rebar Found which is located in the northerly margin of the right of way of Renard Ridge Road (private road); thence, continuing with said margin of Renard Ridge Road, the following five (5) courses and distances: (1) in a westerly direction with the arc of a circular curve to the right, having a radius of 111.27 feet and an arc distance of 32.99 feet to a #4 Rebar Found; (2) N. 77-52-52 W. 109.77 feet to a #4 Rebar Found; (3) in a westerly direction with the arc of a circular curve to the right having a radius of 149.65 feet, an arc distance of 51.20 feet to a #4 Rebar Found; (4) N. 58-16-48 W. 24.21 feet to a #4 Rebar Found; and (5) in a westerly direction with the arc of a circular curve to the left, having a radius of 288.32 feet, an arc distance of 111.27 feet to a #4 Rebar Found; thence, in a northerly direction with the arc of a circular curve to the right, having a radius of 20.00 feet, an arc distance of 32.25 feet to a #4 Rebar Found, which is located in the easterly margin of a right of way of Bird Lane (private road) thence, continuing with said margin of Bird Lane, the following two (2) courses and distances: (1) N. 11-59-23 E. 82.25 feet to a #4 Rebar Found; and (2) in a northerly direction with the arc of a circular curve to the left, having a radius of 116.49 feet, an arc distance of 41.44 feet to a #4 Rebar Found; thence, running with four (4) lines of the property of Foxridge Homeowners Association (now or formerly) as described in that deed recorded in Book 4348 at Page 887 in the Mecklenburg Public Registry, as follows: (1) N. 57-21-03 E. 21.19 feet to a #4 Rebar Found; (2) N. 19-12-31 W. 35.79 feet to an iron pin found; (3) N. 26-44-30 W. 112.96 feet to a #4 Rebar Found; and (4) S. 69-14-23 W. 19.60 feet to a #4 Rebar Found which is located in the easterly margin of the right of way of Bird Lane (private road); thence, continuing with said margin of Bird Lane, the following three (3) courses and distances: (1) N. 26-33-50 W. 33.78 feet to a #4 Rebar Found; (2) in a northerly direction with the arc of a circular curve to the left, having a radius of 217.29 feet, an arc distance of 84.79 feet to a #4 Rebar Found; and (3) N. 48-55-13 W. 30.90 feet to a #4 Rebar Found; thence running with three (3) lines of the property (now or formerly) of Foxridge Homeowners Association as described in deed recorded in Book 4348 at Page 887 of the Mecklenburg Public Registry, as follows: (1) N. 33-33-12 E. 20.32 feet to a #4 Rebar Found; (2) N. 48-55-13

W. 93.72 feet to a #4 Rebar Found; and (3) S. 51-36-36 W. 20.39 feet to a #4 Rebar Found; thence S. 41-01-43 W. 25.00 feet to a #4 Rebar Found; thence S. 48-58-17 E. 20.00 feet to a #4 Rebar Found which is located in the northwesterly margin of the right of way of Hollow Road (private road); thence, continuing with said margin of Hollow Road, the following four (4) courses and distances: (1) S. 41-01-43 W. 40.74 feet to a #4 Rebar Found; (2) in a southwesterly direction with the arc of a circular curve to the right, having a radius of 111.54 feet and arc distance of 27.85 feet to a #4 Rebar Found; (3) S. 55-20-13 W. 46.97 feet to a #4 Rebar Found; and (4) in a southwesterly direction with the arc of a circular curve to the left having a radius of 177.92 feet and arc distance of 26.62 feet to a #4 Rebar Found; thence, running with four (4) lines of the property (now or formerly) of Foxridge Homeowners Association as described in deed recorded in Book 4348 at Page 887 of the Mecklenburg Public Registry, as follows: (1) N. 50-44-24 W. 19.07 feet to a #4 Rebar Found; (2) S. 48-18-44 W. 31.17 feet to a #4 Rebar Found; (3) S. 54-23-47 W. 22.61 feet to a #4 Rebar Found; and (4) S. 20-11-40 E. 20.34 feet to a #4 Rebar Found which is located on the northwesterly margin of the right of way of Hollow Road (private road) thence continuing with said margin of Hollow Road, the following five (5) courses and distances: (1) S. 62-31-06 W. 2.37 feet to a #4 Rebar Found; (2) S. 63-04-05 W. 47.99 feet to a #4 Rebar Found; (3) S. 68-05-55 W. 68.64 feet to a #4 Rebar Found; (4) S. 63-20-21 W. 78.02 feet to a #4 Rebar Found; and (5) N. 71-47-40 W. 13.5 feet to a #4 Rebar Found which is located in the northeasterly margin of the right of way of Monroe Road thence, continuing with said Margin of Monroe Road, N. 26-57-24 W. 371.42 feet to the point and place of Beginning, containing 16.000 acres, more or less.

PARCEL 2 - TIMBER CREEK PROJECT

Lying and being situate in the City of Charlotte, Mecklenburg County, North Carolina, and more particularly described as follows:

BEGINNING at a Nail Set in the center line of Scaleybark Road, said Nail Set being the northerly corner of the Southwest Realty and Trust property as described in deed recorded in Deed Book 7427, page 106, Mecklenburg Public Registry; thence with the center line of Scaleybark Road, three (3) courses and distances as follows: (1) N 28-24-37 W, 709.97 feet to a Nail Set; (2) with the arc of a curve to the left, having a radius of 1,551.21 feet, an arc distance of 838.85 feet to a Nail Set; and (3) N 40-55-07 W, 409.00 feet to a Nail Set; thence passing through an old iron in the right-of-way of Scaleybark Road, S 42-50-18 W, 749.43 feet to a #4 Rebar set; thence S 44-55-34 E, 84.44 feet to a #4 Rebar Found at the corner of Silverleaf at Lockridge Subdivision; thence with the line of Silverleaf at Lockridge Subdivision, Six (6) courses and distances as follows: (1) S 58-00-00 E, 100.00 feet to a #4 Rebar Found; (2) S 07-30-00 E, 255.00 feet to a #4 Rebar Found; (3) S 79-31-55 W, 201.19 feet to a #4 Rebar Found; (4) N 58-30-00 W, 95.00 feet to a #4 Rebar iron; (6) S 88-30-00 W, 70.00 feet to a #4 Rebar Found; (8) N 45-00-00 W, 45.00 feet to a #4 Rebar Found on the line of Selwyn Park #4, Plat Book 6 on Page 803, Mecklenburg County Registry; thence with the line of Selwyn Park #4, S 41-51-63 W, 485.00 feet to a #4 Rebar Set to the corner of Helen F. Garris, Deed Book 1928 pg. 363, Mecklenburg Public Registry; thence with the line of Helen F. Garris, Sidney F. Washam, Deed book 6041 page 797, Garris Road, Lois G. Culp, Deed Book 6879 page 608, Paula A. Dobbins, Deed Book 8440 Page 973, Maria V. Poral, Deed Book 8268 page 25, Shelia J. Chapman, Deed Book 8088 Pg. 106, Stacy Blvd. Five (5) courses and distances: (1) S 49-47-64 E, 133.88 feet to a 2" Pipe Found, (2) S 49-61-41 E, 130.46 feet to a 3/4" Pipe Found; (3) S 49-50-60 E, 238.99 feet to a Concrete Monument Found; (4) S 50-04-42 E, 245.17 feet to a #4 Rebar Found; (5) S 86-46-20 E, 11.45 feet to a 1-1/2" Pipe Found; thence with the line of Woodlawn Park, Plat book 6 on Page 861, Mecklenburg Public Registry Four (4) courses and distances: (1) N 16-58-20 E, 36.00 feet to a #4 Rebar Found, (2) S 79-38-37 E, 322.06 feet to a #4 Rebar Found; (3) S 86-41-42 E, 9.60 feet to a #4 Rebar Set; thence S 25-41-47 E, 63.95 feet to a #4 Rebar Set, being the easterly corner of Southwest Realty and Trust by deed recorded in Book 7427, page 108, Mecklenburg Public Registry; thence with the lines of the SouthWest Realty and Trust property, three (3) courses and distances as follows: (1) N 86-48-08 E, 324.81 feet to a #4 Rebar Found; (2) N 00-17-62 E, 219.92 feet to a #4 Rebar Found; and

(3) N 70-02-25 E, 616.23 feet to a Nail Set in the center line of Scaleybark Road, the point and place of Beginning, and containing 36.917 acres, more or less.

GREENSBORO PROPERTY

PARCEL 1 – WENDOVER PROJECT

Lying and being situate in the City of Greensboro, Guilford County, North Carolina, and more particularly described as follows:

BEGINNING at a set iron pin located on the southwesterly right of line of Big Tree Way (60' public right of way) at the common corner of Lot 1 and Lot 2 as shown in Map Book 76, Page 137 of the Guilford County Register of Deeds which set iron pin, being the **Point of Beginning**, is also located S. 60-38-01 E. 680.25 feet from a PK nail set located in the centerline of the intersection of Big Tree Way and Shelby Drive. Thence from said Point of Beginning with the common boundary of said Lot 1 and Lot 2 S. 34-33-00 W. 656.94 feet to an existing iron pin found on the northeasterly right of way line of U.S. Interstate 40 (260' right of way); thence with the northeasterly margin of said right of way N. 62-15-35 W. 864.58 feet (passing a concrete right of way monument at 396.50 feet) to an existing iron pin; thence departing said right of way and with the common boundary of Metropolitan Life Insurance Company as shown in Deed Book 3686, Page 365 of the Guilford County Registry of Deeds N. 27-44-00 E. 842.62 feet to an existing iron pin found on the southwesterly right of way line of Big Tree Way; thence with said right of way the following five (5) courses and distances: 1) with the arc if a circular curve to the left having a radius of 766.12 feet, an arc distance of 15.93 feet (chord bearing S. 77-57-39 E. 15.93 feet) to a set iron pin set for the point of reverse curvature; thence 2) with arc of a circular curve to the right having a radius of 430.00 feet, an arc distance of 164.05 feet (chord bearing S. 67-37-36 E. 163.06 feet) to a set iron pin set for the point of compound curvature; thence 3) with the arc of a circular curve to the right having a radius of 2,275.82 feet, an arc distance of 45.93 feet (chord bearing S. 56-08-19 E. 45.93 feet) to a point at the centerline of River Oaks Drive; thence 4) continuing along said curve to the right, an arc distance of 629.33 feet (chord bearing S. 47-38-19 E. 627.33 feet) to a set iron pin set for the point of tangency; thence 5) S. 39-43-00 E. 121.43 feet to the Point of Beginning, containing 16.611 acres (more or less) all as shown on an ALTA/ACSM Land Title Survey prepared by Concord Engineering & Surveying, Inc. dated April 29, 1985, last revised November 5, 1996.

PARCEL 2 – GLEN PROJECT

Lying and being situate in the City of Greensboro, Guilford County, North Carolina, and more particularly described as follows:

BEGINNING at a point located in the southern margin of the 60-foot right-of-way of West Market Street, said point being located North 40-09-40 East 9.71 feet from an existing right-of-way monument located in the southern margin of the new 80-foot right-of-way of West Market Street; thence from the point of BEGINNING running with the common line of KPA Hilton Ltd. Partnership (recorded in Deed Book 3515, Page 994) two (2) courses as follows: (1) South 40-09-40 West 244.45 feet total to a 1" pipe (passing through two existing right-of-way monuments at a distance of 9.71 feet and 14.57 feet); (2) South 05-02-23 West 1,174.82 feet to an existing 1 1/2" iron pipe; thence leaving KPA Hilton Ltd. Partnership line North 86-27-38 West 77.18 feet to an iron pin located in the center of Southern Railroad right-of-way; thence with the center of Southern Railroad nine (9) courses as follows: (1) North 26-33-38 West 36.34 feet to an iron pin; (2) North 24-16-24 West 99.96 feet to an iron pipe; (3) North 22-41-24 West 100.01 feet to an iron pipe; (4) North 21-59-50 West 1,020.26 feet to a point; (5) North 22-27-14 West 97.79 feet to a point; (6) North 23-56-00 West 99.95 feet to a point;

(7) North 26-30-58 West 100.05 feet to a point; (8) North 28-43-22 West 46.99 feet to a point; (9) North 29-20-46 West 16.43 feet to an iron, being the southeast corner of Children's Park, Inc. (recorded in Deed Book 3181, Page 669); thence with Children's Park, Inc. property line North 07-11-06 East 349.88 feet to a #4 rebar marking the southwestern corner of Luke W. Jobe property (recorded in Deed Book 3794, Page 604); thence with Jobe's property two (2) courses as follows: (1) South 85-02-43 East 51.51 feet to a large steel shaft; (2) North 38-18-28 East 193.66 feet total to a point in the southern margin of the 60-foot right-of-way of West Market Street (passing through an existing 1/2" iron pipe at a distance of 179.25 feet); thence running with the southern margin of said right-of-way South 50-04-37 East 983.21 feet to the point and place of BEGINNING.

EXHIBIT "B-1" (FLORIDA PROPERTY)

This instrument should be returned to:

____
____
____
____

Parcel Identification Nos.: ______________

SPECIAL WARRANTY DEED

THIS INDENTURE, made this _____ day of ______________, 2007, between **CAMDEN OPERATING, L.P.**, a Delaware limited partnership, Grantor, and ____________, a ____________, Grantee, whose address is ____________________.

WITNESSETH:

That Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration to it in hand paid by Grantee, the receipt whereof is hereby acknowledged, has granted, bargained and sold to Grantee, its successors and assigns, forever, the land lying in Hillsborough County, Florida, legally described in Exhibit "A" attached hereto and incorporated herein by reference, together with all improvements located thereon (collectively, the "Property").

Grantor conveys title to the Property to Grantee subject to those matters described in Exhibit "B" attached hereto and incorporated herein by reference (the "Permitted Exceptions"). Grantor, subject to the Permitted Exceptions, does hereby warrant the title to the Property and will defend the same against the lawful claims of all persons whosoever lawfully claiming by, through or under Grantor, but against none other.

For the same consideration, Grantor hereby remises, releases and quitclaims to Grantee, its successors and assigns, forever, without warranty, all right, title and interest of Grantor in and to (a) all easements appurtenant to or otherwise benefiting the Property, (b) strips or gores, if any, between the Property and abutting or immediately adjacent properties, and (c) any land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or immediately adjacent to the Property.

Grantee, by its acceptance of this Special Warranty Deed, does hereby assume and agree to pay any and all ad valorem taxes and special assessments pertaining to the Property for calendar year ____ and subsequent years, there having been a proper proration of ad valorem taxes for the current calendar year between Grantor and Grantee.

IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS EXPRESSLY SET FORTH IN THAT CERTAIN IMPROVED COMMERCIAL PROPERTY EARNEST MONEY CONTRACT (THE "CONTRACT") DATED ____________, 2007 ENTERED INTO BETWEEN GRANTOR AND GRANTEE (OR GRANTEE'S PREDECESSOR BY ASSIGNMENT OF THE CONTRACT). GRANTOR IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO,

WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN GRANTOR'S WARRANTY OF TITLE SET FORTH HEREIN), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OF ASBESTOS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF GRANTOR TO GRANTEE, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. GRANTEE ACKNOWLEDGES AND AGREES THAT GRANTOR HEREBY SELLS AND CONVEYS TO GRANTEE AND GRANTEE ACCEPTS THE PROPERTY AS IS, WHERE IS, WITH ALL FAULTS. EXCEPT AS EXPRESSLY PERMITTED BY THE TERMS OF THE CONTRACT GRANTEE WILL NOT RELY ON, AND GRANTOR IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY GRANTOR, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT GRANTOR, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. GRANTEE REPRESENTS TO GRANTOR THAT GRANTEE HAS CONDUCTED, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS GRANTEE DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF GRANTOR OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. GRANTEE HEREBY ACCEPTS THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY GRANTEE'S INVESTIGATIONS, AND GRANTEE HEREBY WAIVES, RELINQUISHES AND RELEASES GRANTOR FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS'; FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH GRANTEE MIGHT HAVE ASSERTED OR ALLEGED AGAINST GRANTOR AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. GRANTEE ACKNOWLEDGES THAT THE PURPOSE OF THIS PARAGRAPH IS FOR GRANTEE, TO THE FULLEST EXTENT POSSIBLE AT LAW, TO WAIVE, RELINQUISH, RELEASE AND DISCLAIM, ANY CLAIM OR LIABILITY OF OR AGAINST GRANTOR AS THE RESULT OF ANY CONDITION OR STATE OF FACTS RELATING OR PERTAINING TO THE PROPERTY AS OF THE DATE HEREOF. THE AGREEMENTS AND ACKNOWLEDGMENTS OF GRANTEE SET FORTH IN THIS PARAGRAPH ARE EFFECTIVE UPON GRANTEE'S ACCEPTANCE OF THIS SPECIAL WARRANTY DEED.

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the date stated above.

WITNESS:

____
Name:_________________
(Type or Print Name)

WITNESS:

____
Name:_________________
(Type or Print Name)

CAMDEN OPERATING, L.P.,
a Delaware limited partnership

By: CPT-GP, INC.,
a Delaware corporation,
its general partner

By:_________________________
Name:_______________________
Title:________________________

Address: 3 Greenway Plaza, Suite 1300
Houston, TX 77046

THE STATE OF _____ '
'
COUNTY OF ________ '

This instrument was acknowledged before me on this the ____ day of ______________, 20__, by ________________, ______________ of ______________, a ____________, on behalf of said _____________. He/She is personally known to me or produced __________ as identification.

____
Notary Public in and for
The State of _____________

____
Printed Name of Notary Public

(SEAL)

My Commission Expires:__________________